Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-123420 of New Skies Satellites B.V. on Form S-4 of our report dated March 7, 2005 (May 13, 2005 as to Note 13) on the consolidated financial statements of New Skies Satellites B.V. and subsidiaries and its predecessor as of December 31, 2003 and 2004 and for the years ended December 31, 2002 and 2003, for the period from January 1, 2004 to November 1, 2004 and for the period November 2, 2004 to December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands

May 27, 2005